Exhibit 10.1

PARTIAL ASSIGNMENT OF OIL, GAS AND MINERAL LEASES
AND BILL OF SALE

STATE OF TEXAS	SS
	SS	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF NAVARRO	SS

Armen Energy, LLC, 717 E. Guenther. San Antonio, TX 78210 ("Assignor"), for adequate consideration, the receipt and sufficiency of which is acknowledged, hereby sells, assigns, transfers, conveys, and delivers to KoKo Petroleum, Inc. P.O. Box 929, Pentincton, BC, Canada V2A6J9 Oil and Gas ("Assignee") fifty percent (50%) of Assignor's ninety percent (90%) rights, title and interest in and to the following described property and interests (collectively, the "Properties"):

1. The oil, gas, and mineral leases which are described in Exhibit "A" to this Assignment (the "Leases");

2. The wells located on the Leases which are listed on Exhibit "B" and all associated personal property, fixtures (including, without limitation, plants and pipelines), real estate, equipment, and improvements located on or otherwise pertaining to the Leases or lands pooled or unitized with the Leases or used or obtained in connection with the Leases or with their operation or maintenance, or with the production, treatment, sale, or disposal of hydrocarbons or water produced; and,

There is reserved from this assignment all rights from the surface down to the stratigraphic equivalent of 400 feet below the base of the Nacatoch formation and all depths below the stratigraphic equivalent of the base of the Woodbine formation. Assignor also reserves unto itself an overriding royalty interest in the Leases equal to the difference between current lease burdens of record and twenty-six percent (26%). Such reserved overriding royalty herein carved out and reserved to Assignor is subject to the following terms and conditions:

(a)   The overriding royalty interest herein reserved is a fractional interest in the gross production of oil and gas under the Leases, in addition to the royalties to be paid to the lessors thereunder, and shall be free and clear of any expense for exploration, drilling, development, operating, marketing and other costs incident to the production and sale of oil and gas produced under the Leases.

(b)   The overriding royalty interest herein reserved is a real property interest carved out of the whole of the lessee's working interest share of oil and gas, and shall be calculated in the same manner and paid at the same time as lessors' royalties under the Lease.

(c)   As a "royalty interest" the overriding royalty interest herein reserved may be pooled and utilized with other lands and leases on the same terms and conditions applicable hereunder to the royalty held by the lessors.

(d)   If any Lease covers less than the entirety of the oil and aas mineral interest in the lands covered thereby or Assignor's owns less than a full interest in the Lease, the overriding royalty interest reserved shall be reduced proportionately.

This assignment shall be termed as covenants running with the Leases and any and all extensions, renewals, or ratifications thereof. The provisions hereof shall extend to and be binding upon the heirs, personal representatives, successors and assigns of the parties hereto. This assignment is made subject to the terms, conditions and reservations set out in the Leases and to the terms and conditions of that certain unrecorded Farmout Agreement dated November 21, 2003, between Spartan General Partners and Jerry D. Witte. Assignor agrees to warrant and defend title to the Leases by, through and under Assignor, but not otherwise.

IN WITNESS WHEREOF, Assignor has set his hand and seal this 15 day of February, 2005, but effective as of June 22, 2004.

Armen Energy, LLC

/s/ Jerry D. Witte
Jerry D. Witte, President

STATE OF Texas	)

COUNTY OF Bexar	)

This instrument was acknowledged before me this 15th, day of February, 2005, by Jetty D. Witte, President of Armen Energy, LLC on behalf of said limited liability corporation.

[FILE STAMP] /s/ IVAN SAMPAYO
Notary Public

EXHIBIT "B"

Rife Oil - McKinney 1B
Rife Oil - McKinney 1B
Rife Oil - Blackburn 1-C